UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2017

PRESBIA PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36824	98-1162329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120/121 Baggot Street Lower

Dublin 2 Ireland

(Address of Principal Executive Offices)(Zip Code)

+353 (1) 659 9446

Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2017, Presbia PLC (the “Company”) and Vladimir Feingold, Chief Technology Officer and a director of the Company reached a mutual agreement by which Mr. Feingold resigned as Chief Technology Officer and transitioned to become a consultant effective as of January 13, 2017. Mr. Feingold will continue to serve as a member of the Company’s board of directors.

In connection with Mr. Feingold’s resignation, the Company and Mr. Feingold entered into a Separation and General Release Agreement and a Consulting Agreement. The Separation and General Release Agreement provides for, among other things, (i) the payment of his 2016 annual bonus in the range of $20,472 to $40,944 depending on the Board’s determination of the achievement of certain 2016 personal development and corporate goals, (ii) January 13, 2017 as the last date of employment, (iii) general release by Mr. Feingold and (iv) a consulting agreement. The Consulting Agreement, provides for, among other things, (i) an initial one-year term, which shall automatically renew for successive one-year terms, unless terminated in accordance with the provisions of the Consulting Agreement, (ii) a $35,000 monthly consulting fee for the services specified in the applicable statement of work, including services related to regulatory and IP-related matters, (iii) termination by the Company upon sixty days’ notice and termination by Mr. Feingold upon thirty days’ notice, and (iv) the payment of the balance of the consulting fees for the initial term (as defined in the Consulting Agreement), if the Company terminates the Consulting Agreement without cause (as defined in the Consulting Agreement) during the initial term.

The above descriptions of the terms of the Separation and General Release Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit

10.1 Separation and General Release Agreement dated January 13, 2017, by and between Presbia PLC and Vladimir Feingold.

10.2 Consulting Agreement dated January 13, 2017, by and between Presbia PLC and Vladimir Feingold.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESBIA PLC

By:	/s/ Jarett Fenton
Name:	Jarett Fenton
Title:	Chief Financial Officer

Dated: January 18, 2017